UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2004

FTI CONSULTING, INC.

(Exact name of registrant as specified in charter)

Maryland	001-14875	52-1261113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Bestgate Road, Suite 100, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 224-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Performance-Based Cash Incentive Plan

FTI Consulting, Inc. (“FTI” or the “Company”) is filing this Form 8-K to file as an Exhibit our performance-based Incentive Compensation Plan (“Plan”) that is currently in effect. The purpose of the Plan is to provide incentives to the executive officers of FTI as well as other participants under the Plan. Participants in the Plan will include management employees of FTI or its subsidiaries designated by the Compensation Committee at the beginning of each year. Pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the stockholders of FTI have approved the Plan. The Plan will continue in effect until a replacement plan is approved by stockholders.

Under the Plan, the performance criteria that was set by the Compensation Committee of our Board of Directors (the “Board”) at its March 11, 2004 meeting for fiscal 2004 is based on earnings before interest, taxes, depreciation and amortization, or EBITDA. For 2004, the executive officers of the Company have been designated as participants under the Plan.

The Plan is attached and filed as an Exhibit hereto and is hereby incorporated by reference herein.

The following is the description of the Plan:

Administration and Participation. The Plan will be administered by the Compensation Committee of the Board of FTI. Participants in the Plan will include management employees of FTI or its subsidiaries designated by the Compensation Committee at the beginning of each year.

Target Awards. At the beginning of each year, the Compensation Committee will establish a target incentive award for each participant, which will be expressed as a dollar amount, a percentage of salary or otherwise. The target award will be based on a number of factors, including: (i) market competitiveness of the position, (ii) job level, (iii) base salary level, (iv) past individual performance, and (v) expected contribution to our future performance and business impact.

For each executive officer, the Compensation Committee must establish the target awards and performance goals no later than the earlier of 90 days after the beginning of the year, or such other date as may be permitted under the Code. The Compensation Committee will establish for each executive officer a maximum award that may be paid for the year, which will remain fixed for the entire year. The maximum award that any participant may receive for 2001 is $3 million and for 2002 is $4 million. For 2003 and thereafter, the maximum award that any participant may receive for a plan year is $5 million.

Performance Goals. At the beginning of each year, the Compensation Committee will establish for each participant performance goals that must be met in order for an award to

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be payable for the year. The Compensation Committee will establish in writing (i) the performance goals that must be met, (ii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iii) any other conditions that the Compensation Committee deems appropriate and consistent with the Plan and, in the case of executive officers, Section 162(m) of the Code.

The Compensation Committee will establish objective performance goals for each participant related to the participant’s business unit or our overall performance or both. The Compensation Committee may also establish subjective performance goals for participants; provided that, for executive officers, the subjective performance goals may only be used to reduce, and not increase, the award otherwise payable under the Plan. The objectively determinable performance goals will be based on one or more of the following criteria: EBITDA, stock price, earnings per share, net earnings, operating or other earnings, profits, revenues, net cash flow, financial return ratios, return on assets, stockholder return, return on equity, growth in assets, market share or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, goals relating to acquisitions or strategic partnerships. EBITDA means our earnings before interest, taxes, depreciation and amortization.

Changes to Performance Goals and Target Awards. At any time prior to the final determination of the awards, the Compensation Committee may adjust the performance goals and target awards for participants who are not executive officers to reflect changes in corporate capitalization, changes in corporate transactions, the occurrence of any extraordinary event, any change in accounting rules or principles, any change in our method of accounting, any change in applicable law, or any other change of similar nature. With respect to executive officers, such adjustments may be made to the extent the Compensation Committee deems appropriate considering the requirements of Section 162(m) of the Code.

Payments under the Plan. Awards may be paid in cash, FTI’s Common Stock or a combination of both, at the discretion of our Compensation Committee. As required by Section 162(m) of the Code, before we pay any award under the Plan for any year, our Compensation Committee must certify in writing (to the extent required by any IRS regulation) that the performance goals were satisfied. Approved minutes of our Compensation Committee will be treated as the required written certification. All amounts payable under the Plan will be paid as soon as practicable after certification by the Compensation Committee.

Amendment and Termination. The Compensation Committee or the Board may from time to time amend or terminate the Plan provided that no amendment that requires stockholder approval in order to comply with Section 162(m) of the Code will be effective unless the amendment is approved by our stockholders.

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Benefits under the Plan. Awards made in the future under the Plan will be based upon FTI’s future performance. Actual amounts will depend upon FTI’s actual performance and on whether the Compensation Committee elects to reduce such amounts.

Item 9.01. Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description
10.1	FTI Consulting, Inc. Incentive Compensation Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, FTI has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FTI CONSULTING, INC.

Dated: December 1, 2004	By:	/s/ THEODORE I. PINCUS
Theodore I. Pincus
Executive Vice President and
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	FTI Consulting, Inc. Incentive Compensation Plan